10f-3 REPORT

SMITH BARNEY PRINCIPAL RETURN FUND SECURITY & GROWTH


June 1, 2002 through August 31, 2002

	Trade				% of
Issuer	Date	Selling Dealer	Amount	Price	Issue (1)

El Paso corp.	6/20/02	CS First Boston	798,000	 19.95	3.32	A





(1)  Represents purchases by all affiliated funds; may not exceed
       25% of the principal amount of the offering.

A-Includes purchases of $28,131,495 by other Smith Barney Mutual Funds.